Exhibit 15.1

Units 3409-3412 Guangzhou CTF Finance Center No. 6 Zhujiang Road East Zhujiang New Town Guangzhou, PRC 510623 Tel: 86-20-39829000 Fax: 86-20-83850222 www.gfelaw.com

November 10, 2021

Pop Culture Group Co., Ltd

Room 102, 23-1 Wanghai Road

Xiamen Software Park Phase 2

Siming District, Xiamen City, Fujian Province

The People’s Republic of China

RE:	Consent of the People’s Republic of China Counsel

Dear Sirs/Madams,

We consent to the references to our name under the captions “Item 3. Key Information—D. Risk Factors”, “Item 4. Information on the Company—A. History and Development of the Company—Our VIE Agreements”, “Item 4. Information on the Company—B. Business Overview—Regulations” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Enterprise Taxation” in the annual report of Pop Culture Group Co., Ltd on Form 20-F for the year ended June 30, 2021 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ GFE Law Office
GFE Law Office